PRESS RELEASE OF FSB BANCORP, INC.

   April 26, 2018

FOR IMMEDIATE RELEASE
Contact: Kevin D. Maroney, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 381-4040

FSB BANCORP, INC.
ANNOUNCES QUARTERLY RESULTS

Fairport, New York, April 26, 2018: FSB Bancorp, Inc. (the "Company") (NASDAQ: FSBC), the holding company for Fairport Savings Bank (the "Bank"), reported net income of $89,000, or $0.05 per share, for the quarter ended March 31, 2018 compared to net income of $11,000, or $0.01 per share, for the quarter ended March 31, 2017.  The Company's net interest margin for the quarter ended March 31, 2018 decreased one basis point to 2.88% from 2.89% for the quarter ended March 31, 2017.  The decrease in net interest margin was due to an increase in the average cost of our interest-bearing liabilities of 24 basis points to 1.13% for the quarter ended March 31, 2018 from 0.89% for the quarter ended March 31, 2017 due to increases in the average balances and the average cost of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities in a rising interest rate environment.  The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets of 23 basis points to 4.01% for the quarter ended March 31, 2018 from 3.78% for the quarter ended March 31, 2017 due to an increase in the average balances as well as a substantial increase in the average yield on our adjustable rate commercial and consumer loans. The reason for the increase was primarily due to upward repricing for adjustable rate loans in addition to higher interest rates on new fixed rate commercial loans in a rising interest rate environment.

The increase in net income of $78,000 for the first quarter of 2018 compared to the first quarter of 2017 resulted from increases in net interest income of $257,000 and other income of $32,000, partially offset by increases in other expense of $138,000, provision for income taxes of $50,000, and provision for loan losses of $23,000.  The increase in net interest income was primarily reflective of the Company's continued efforts to improve its interest-earning asset yield by increasing the balances of higher yielding residential and commercial loans.  This increase in interest income was partially offset by an increase in interest expense due to increases in both the average costs and the average balances of our interest-bearing deposits and borrowings in order to fund the additional loan growth when comparing the first quarters of 2018 and 2017.  The increase in other income was primarily attributable to an increase in realized gains on sales of loans due to the sale of a Small Business Administration ("SBA") guaranteed portion of a commercial loan which will be serviced by the Bank and upon which servicing income will be realized as long as the loan remains outstanding, partially offset by lower premiums received on mortgage loans sold in the first quarter of 2018 compared to the first quarter of 2017.  The increase in other expense was primarily due to increases in salaries and employee benefits, electronic banking, and data processing costs.  The increase in salaries and employee benefits was primarily due to annual merit increases for existing staff, the addition of a Chief Lending Officer in October 2017, and the expense related to the issuance of restricted stock awards and options to senior management and the Board of Directors in the fourth quarter of 2017 and the first quarter of 2018. Electronic banking and data processing costs increased primarily due to the end of first year promotional pricing associated with the conversion of our core processing system from in-house hosting to data center hosting.  The provision for income taxes increased $50,000 due to higher income before income taxes comparing the quarters ended March 31, 2018 and March 31, 2017, partially offset by the reduction in the corporate federal income tax rate from 34% to 21% as a result of the enactment of the Tax Cuts and Jobs Act that took effect on January 1, 2018.  The increase in provision for loan losses was attributable to adding an appropriate amount for loan losses to ensure adequate reserves based on, among other factors, additional growth in the loan portfolio and economic conditions in our market area when comparing the first quarter of 2018 with the first quarter of 2017.

At March 31, 2018, the Company had $314.7 million in consolidated assets, an increase of $37,000, from $314.6 million at December 31, 2017. Net loans receivable increased $3.8 million, or 1.5%, to $266.5 million at March 31, 2018 from $262.7 million at December 31, 2017. The Bank continues to focus on loan production as we continue to primarily grow our residential mortgage and commercial loan portfolios at a measured pace while still maintaining our exceptional credit quality and strict underwriting standards.  Residential mortgage loans increased $4.4 million, or 2.1%, to $211.3 million at March 31, 2018 from $206.9 million at December 31, 2017.  Commercial real estate loans increased $1.9 million, or 12.9%, to $16.7 million at March 31, 2018 from $14.8 million at December 31, 2017.  Commercial and industrial loans increased $463,000 or 12.6%, to $4.1 million at March 31, 2018 from $3.7 million at December 31, 2017.  The Bank originated $18.2 million of residential mortgage loans for the three months ended March 31, 2018 compared to $21.1 million for the three months ended March 31, 2017. The Bank sold $12.0 million of mortgage loans in the secondary market during the three months ended March 31, 2018 compared to $11.2 million during the three months ended March 31, 2017 as a balance sheet management strategy to reduce interest rate risk.  The Bank sold these loans at a gain of $301,000 which was recorded in other income for the three months ended March 31, 2018 compared to $326,000 for the three months ended March 31, 2017.  At March 31, 2018, the Bank was servicing $132.1 million in residential mortgage loans sold to Freddie Mac ("FHLMC") and will realize servicing income on these loans as long as they remain outstanding. At March 31, 2018, the Bank had $2.2 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and VA mortgage loans originated and closed by the Bank in the first quarter of 2018 that have been committed for sale in the secondary market, and will be delivered and sold in the second quarter of 2018. Investment securities decreased by $692,000, or 2.8%, to $24.2 million at March 31, 2018 from $24.9 million at December 31, 2017. Cash and cash equivalents, consisting primarily of interest-earning deposits at the Federal Reserve Bank and FHLB, decreased by $2.7 million, or 25.9%, to $7.7 million at March 31, 2018 from $10.4 million at December 31, 2017. Total deposits increased $66,000 to $216.8 million at March 31, 2018 from $216.7 million at December 31, 2017.  FHLB borrowings increased $88,000, or 0.1%, to $64.5 million at March 31, 2018 from $64.4 million at December 31, 2017. Long-term borrowings increased $1.6 million, or 3.1%, to $53.0 million at March 31, 2018 from $51.4 million at December 31, 2017 due to $7.0 million in new advances partially offset by $5.4 million in principal repayments on our amortizing advances and maturities.  The Company decreased its short-term borrowings by $1.5 million, or 11.5%, to $11.5 million at March 31, 2018 compared to $13.0 million at December 31, 2017 with the intention of further reducing these balances in the second quarter of 2018 due to increased deposit growth from additional promotional specials.  The increase in FHLB borrowings was used to fund the additional growth in the loan portfolio.  Total stockholders' equity increased $96,000, or 0.3%, to $31.3 million at March 31, 2018 from $31.2 million at December 31, 2017.  FSB Bancorp Inc. announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program.  Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its outstanding shares.  As of March 31, 2018, the Company had repurchased 69,535 shares at an average price of $15.30 per share.  At March 31, 2018, the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank's regulator.

The credit quality of the Bank's loan portfolio remains strong and significantly better than peers. At March 31, 2018, the Bank had two non-performing residential mortgage loans totaling $91,000 and at December 31, 2017, the Bank had two non-performing residential mortgage loans totaling $153,000. We recorded a $75,000 provision for loan losses for the three months ended March 31, 2018 and a $52,000 provision for loan losses for the three months ended March 31, 2017.  The increase in the provision for loan losses was primarily due to adding reserves to support the growth in our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios. The allowance for loan losses was $1.3 million, or 0.50% of loans outstanding, at March 31, 2018 compared to $1.3 million, or 0.48% of loans outstanding, at December 31, 2017.  Management remains committed to maintaining a high level of asset quality as we grow our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Company also has five mortgage origination offices located in Pittsford, New York, Watertown, New York, Greece, New York, Cheektowaga, New York, and Lewiston, New York. The Company's principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.    The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
March 31, 2018 and December 31, 2017
(Dollars in thousands, except per share data)

	(Unaudited)
	March 31, 2018	December 31, 2017

Assets	$314,667	$314,630
Cash and Cash Equivalents	7,704	10,397
Investment Securities	24,196	24,888
Loans Held for Sale	2,244	2,770
Net Loans Receivable	266,541	262,711
Deposits	216,757	216,691
Borrowings	64,535	64,447
Total Stockholders' Equity	31,315	31,219
Book Value per Share[1]	$16.42	$16.44
Stockholders' Equity to Total Assets	9.95%	9.92%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months Ended March 31, 2018 and March 31, 2017
(Dollars and shares in thousands except per share data)

	(Unaudited)
	For the Three Months Ended March 31,
	2018	2017

Interest and Dividend Income	$2,996	$2,486
Interest Expense	844	591
Net Interest Income	2,152	1,895
Provision for Loan Losses	75	52
Net Interest Income after Provision for Loan Losses	2,077	1,843
Other Income	668	636
Other Expense	2,634	2,496
Income (Loss) Before Income Taxes	111	(17)
Provision (Benefit) for Income Taxes	22	(28)
Net Income	$89	$11

Net Income per Common Share[1]	$0.05	$0.01
Average Common Shares Outstanding [1]	1,907	1,905

1The Company's book value and common equity ratio computations did not include shares of common stock held by the Company's ESOP that the Company had currently not committed to release.  The balances of unallocated ESOP shares at March 31, 2018 and 2017 were 33,319 and 37,127, respectively.

FSB BANCORP, INC.
Key Earnings Ratios
Three Months Ended March 31, 2018 and March 31, 2017

	(Unaudited)
	For the Three Months Ended March 31,
	2018	2017

Return on Average Assets	0.11%	0.02%
Return on Average Equity	1.14%	0.14%
Net Interest Margin	2.88%	2.89%
Average Yield on Interest-Earning Assets	4.01%	3.78%
Average Cost on Interest-Bearing Liabilities	1.13%	0.89%

The above information is preliminary and based on the Company's data available at the time of presentation.

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